Exhibit 99.1
NewBridge Bancorp Reports Non-Cash Goodwill Impairment Charge
Monday, March 16, 2009
GREENSBORO, N.C.—(BUSINESS WIRE)—NewBridge Bancorp (NASDAQ: NBBC ) (“NewBridge” or the “Company”), the parent company of NewBridge Bank, today reported in its Annual Report on Form 10-K filed with the U. S. Securities and Exchange Commission that it recorded a non-cash charge of approximately $50.4 million for impairment of goodwill, in accordance with Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets,” effective December 31, 2008. The goodwill was primarily associated with the July 2007 merger of FNB Financial Services Corporation into LSB Bancshares, Inc., which created NewBridge Bancorp.
The charge will result in a revision of 2008’s fourth quarter and full year earnings, as well as certain balance sheet items. This non-cash write-off has no effect on liquidity, cash flows, operations, or regulatory capital ratios, all of which remain in excess of the minimum levels to qualify for “well capitalized” status.
Whereas NewBridge’s net loss available to common shareholders for 2008 had originally been reported as $6.6 million, or $0.42 per diluted share, the Company’s revised net loss available to common shareholders after recognition of the impairment charge is $57.1 million, or $3.64 per diluted share. Total assets had originally been reported as totaling $2.13 billion at December 31, 2008, while shareholders’ equity had been reported as $229.7 million. Revised total assets and shareholders’ equity as of year-end 2008 were $2.08 billion and $179.2 million, respectively.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “After carefully considering numerous factors, including a valuation by an independent third party and similar action by other banks, we concluded that there were several advantages to proactively taking the step to write off the goodwill arising primarily from our 2007 merger. First, the weakness in NewBridge’s stock price and resulting market valuation is indicative of goodwill impairment. Second, this non-cash charge will better align professional investors’ perspective of book value with what is reflected on our financial statements. Specifically, many sophisticated market participants focus on tangible book value, which excludes goodwill, as opposed to stated book value. This action essentially eliminates the difference between stated book value and tangible book value, and more conservatively portrays the Company’s strength from a financial standpoint. We also believe the expectation of a future write-off of goodwill was a likely subject of uncertainty to the investment community. Taking this step removes a potential impediment to a higher long-term market valuation for our stock.”
Mr. Ridgill concluded, “We did not enter into this decision lightly, and fervently believe it is a positive step for us to get this non-cash charge out of the way. We remain well capitalized and I believe that we are in an excellent position to continue to operate from a position of financial strength.”

About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina.  The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA.  The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.  Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K.  NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
Contact:
NewBridge Bancorp
Michael W. Shelton, EVP and CFO
336-369-0900